Exhibit 5.1

8984 Spanish Ridge Avenue
Las Vegas, Nevada 89148-1302

Telephone 702.562.8820
Facsimile   702.562.8821
www.BaileyKennedy.com

February 19, 2021

Janel Corporation
80 Eighth Avenue
New York, New York 10011

Re: Janel Corporation Registration Statement on Form S-8 for up to 100,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as special Nevada counsel to Janel Corporation, a Nevada corporation (the "Company") in connection with its filing with the Securities and Exchange Commission on or about the date hereof of a Registration Statement on Form S-8 (the "Registration Statement"). The Registration Statement covers up to 100,000 shares of the Company's Common Stock, $0.001 par value per share (the “Shares”), reserved for issuance under the Company’s 2017 Equity Incentive Plan (the “Plan”).  This opinion letter is being rendered in connection with the filing of the Registration Statement. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Registration Statement.

We have examined:

a.	The Articles of Incorporation of the Company certified by the Secretary of State of Nevada on January 6, 2021.

b.	Good Standing Certificate for the Company certified by the Nevada Secretary of State on February 5, 2021.

c.	The Bylaws of the Company certified by the Chief Executive Officer of the Company on January 19, 2021.

d.	Minutes of the Meeting of the Board of Directors of the Company certified by the Chief Executive Officer of the Company on January 19, 2021.

e.	Certificate from the Chief Executive Officer of the Company dated January 19, 2021.

We have relied upon the certificates of all public officials and corporate officers of the Company with respect to the accuracy of all matters contained therein, including as to the number of shares of the Company's common stock which are issued and outstanding.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us.

Based on the foregoing, it is our opinion that Shares sold by the Company to participants under the Plan, upon receipt of the consideration required to be paid therefor, will be duly and validly issued, fully paid and nonassessable.

 We express no opinion regarding compliance with any blue sky or similar laws relating to the sale or distribution of the Shares.

Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the State of Nevada.

This opinion is rendered solely in connection with registration and issuance of the Shares.  It may not be relied upon for any other purpose, or reproduced or filed publicly by any person, without the written consent of this firm. Notwithstanding the foregoing, we consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 601 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours

Bailey Kennedy, LLP